UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 23, 2013

MainStreet BankShares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	333-86993	54-1956616
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1075 Spruce Street, Martinsville, Virginia		24112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(276) 632-8054

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a regularly scheduled board meeting on October 23, 2013, MainStreet BankShares, Inc. (“MainStreet”) appointed Lisa J. Correll (48) as Senior Vice President and Chief Financial Officer. Ms. Correll replaces Brenda H. Smith that was appointed as President and Chief Executive Officer on July 24, 2013. She will be a named executive officer for reporting purposes and will have an annual salary of $85,000.

Ms. Correll has a change in control agreement with MainStreet effective November 14, 2007 that allows for a severance benefit continuation equal to twelve months salary in the event of a change in control of MainStreet, subject to certain limitations. In addition, Ms. Correll participates in the company 401-K plan, group medical and life insurance, and other immaterial reimbursements applicable to her position. She also has 900 stock options outstanding that were granted under the 2004 Key Employee Stock Option Plan, that terminated in January 2009, except with respect to grants that remain until their expiration. These stock options are at a price of $15.00 with an expiration date of November 14, 2017. Ms. Correll is currently Vice President and Corporate Controller for MainStreet. She joined MainStreet in June 2004 and has held the positon of Corporate Controller since June 2007. Ms. Correll has over eighteen years of banking experience, all within the financial services area of the industry.

MainStreet is the bank holding company for Franklin Community Bank.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is being furnished pursuant to Item 5.02 above.

Exhibit No.	Description
99.1	Press Release dated October 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2013	/s/ Brenda H. Smith
Brenda H. Smith President and CEO

Date: October 24, 2013	/s/ Lisa J. Correll
Lisa J. Correll Senior Vice President/CFO

Index to Exhibits

Number	Description of Exhibit

99.1	Press release dated October 24, 2013